Exhibit 99.1

Conference Call Transcript

CASY - Q2 2007 Casey’s General Stores Earnings Conference Call

Event Date/Time: Dec. 07. 2006 / 9:30AM CT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Adam Sindler

Morgan Keegan - Analyst

Karen Short

Friedman Billings Ramsey - Analyst

Chuck Cerankosky

FTN Midwest - Analyst

Anthony Lebiedzinski

Sidoti & Co - Analyst

Karen Howland

Lehman Brothers - Analyst

Mark Husson

HSBC - Analyst

Lee Giordano

Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Casey’s General Store second quarter 2007 earnings conference call. My name is Onika, and I will be the operator for today.

[OPERATOR INSTRUCTIONS].

At this time, I would now like to turn the call over to Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper - Casey’s General Stores - CFO

Good morning, and thank you for joining us to discuss Casey’s results for the second quarter of fiscal 2007 ending October 31. I am Bill Walljasper, Chief Financial Officer, Ron Lamb, the Chairman of the Board is also here. I hope you had an opportunity to see the press release. If you haven’t, please let me know and I will make sure a copy is forwarded to you. Before I begin, I remind you certain statements may constitute certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2006 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

I will take a few minutes to summarize the quarter and open up for questions. As most of you have seen, earnings per share from continuing operations were $0.34, compared to a record $0.44 a year ago. The shortfall in earnings is primarily attributable to the differential in gas margin from the second quarter last year. Our gas margin was $0.094 in the quarter, well below the $0.041 record margin we suffered a year ago, subsequent to Hurricane Katrina. This difference represents approximately $0.18 on earnings. Year-to-date earnings per share were $0.68 compared to $0.89. If we were to normalize the second quarter in both periods to $0.108 per gallon, we would have earned approximately $0.39 per share in the second quarter of this year compared to approximately $0.33 a year ago. Gross profit in the category was down $10.4 million to $28.6 million.

Year-to-date same-store gallons were down 0.3%. Same-store gallons have trended more positive in recent months, which helped lift store gallons for the second quarter 2.7%. This trend has continued through November. However, the gas margin is currently under pressure. For the quarter, the average radio retail price of gasoline was $2.37 per gallon, compared to $2.54 in the same period a year ago.

In the grocery and other merchandise categories, sales continued to be solid. In the quarter, total sales were up 9.4%, with same-store sales up 3.5%. The average margin for the quarter was 32.6, 40 basis points above our annual goal. Through the first six months, total sales were up 8% to $443.3 million. Same-store soles were up 2.7% with an average margin of 32.4. We are pleased with the gain in sales and the overall gross profit in this category. The prepared food category continues its strong performance. Total sales were up 19.4% in the quarter with an average margin of 61.6. Same store sales were up 13.7% in the quarter. Year-to-date, sales increased 16.9% to $135 million with an average margin of 62.2.

The decrease in margin from a year ago is due to our decision to expand our fountain program as well as supply cost increases that we incurred about a year ago. We have taken a series of price increases over the past six months, which should have a positive effect going forward. At the six month mark, same-store sales were up 11.6%, with gross profit up 13.2% to $84 million. Recently we were successful in extending our contract to lock in the cost of cheese through the end of calendar year 2007.

At the six month mark, operating expenses were up 10.5%, while total gross profit was up 2.3%. In the quarter, operating expenses were up 8.5%, with gross profit up nearly 1%. The primary reason for the shortfall in this goal was due to the significant decrease in gasoline gross profit related to the margin comparison from the second quarter. The effective tax rate in the quarter was approximately 35.8%. This lower than normal rate was due to an one time tax deduction we were able to receive for dividend reinvestments within retirement plan. Our balance sheet continues to be strong. At October 31, cash and cash equivalents increased to $32.3 million and shareholders equity rose to $554 million, up $30.8 million.

Long-term debt net of current maturities was up $46.3 million to $152.8 million due to the recent debt we secured. Our long-term debt to total capital ratio is approximately 26%. Cash flow from operations is $29.3 million, compared to $74.4 million at this time last year. We have used $112.7 for capital expenditures, compared to $59.4 million a year ago. We anticipate capital expenditures to increase over the upcoming quarters as we continue to close on more acquisitions. Year-to-date we have built six stores, closed on 41 acquisitions, and have written agreements for another seven. As of the end of the second quarter, we have 1438 corporate stores and 18 franchise stores.

We will now go ahead and take your questions.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Your first question comes from the line of Adam Sindler with Morgan Keegan. Please proceed sir.

Adam Sindler - Morgan Keegan - Analyst

How are you, Bill.

Bill Walljasper - Casey’s General Stores - CFO

How are you.

Adam Sindler - Morgan Keegan - Analyst

Not bad. Can we go over the margins both inside the store and then certainly operating expenses was $3 million better than I was expecting and maybe more color on how you were able to drive the better than expected operating expense levels?

Bill Walljasper - Casey’s General Store - CFO

We will start with operating expense first of all, and as I mentioned, operating expense in the quarter about 8.5%, and the retail price of gas fell significantly in the quarter when you compare it to the first quarter of this fiscal year. Kind of get that in contrast for you, Adam. Credit fees were still up about 19% on the quarter, but they were only up on a dollar format of about 1.4 million, and first quarter of last year our credit card fees or excuse me — First quarter this year, our credit card fees were up about $3 million.

Adam Sindler - Morgan Keegan - Analyst

Okay. So it is mostly credit card expense.

Bill Walljasper - Casey’s General Stores - CFO

So there was relief in that and also you may recall in the conference call last quarter, I believe I mentioned that our fuel expense that we utilized, was up about $0.75 million to $1 million. Obviously with the recent decrease in the cost of fuel, that cost came down as well, and so we are reaping some benefit from a lower retail and a lower wholesale cost of product.

Adam Sindler - Morgan Keegan - Analyst

Okay. Mostly on the fuel side.

Bill Walljasper - Casey’s General Stores - CFO

Yes, give you also, same-store operating expenses are up only 3% in the quarter. We are doing a nice job of containing the expenses.

Adam Sindler - Morgan Keegan - Analyst

Is that due to? Just general inflationary type?

Bill Walljasper - Casey’s General Stores - CFO

Yes, right on point. The remaining increase is obviously our store growth is up 6, 6.5%, so intuitively, our OpEx is going to go up with that.

Adam Sindler - Morgan Keegan - Analyst

Very good. And then on the margin side though, little bit disappointing on both and just on the prepared food, I know that there was price increases that you had pressure on the cost and at the same time, I know you were taking price increases throughout the quarter. I was just wondering what happened there.

Bill Walljasper - Casey’s General Stores - CFO

I am getting kind of, I will summarize both grocery and general merchandise as well as prepared food for you. Prepared food, the reason the margin is down, from a record of 33.4. Our 33.4 margin last year was the highest quarterly margin and I am switching over to grocery and general merchandise here. The 33.4 margin was the highest quarterly margin we’ve had in the last five fiscal years. The 32.6 that we reported happens to be the second highest. So we were comparing against a very high margin. And we have a couple of things going that is pulling that margin back in the grocery and general merchandise category. First of all, last year we actually had a little bit more non-cigarette rebates last year than we did this year that is going to the grocery line, and in addition to that, last year, we had a very hot August and September and as a result we sold quite a bit more of higher margin items like ice and sports drinks last year than we did this year, also, this year we were selling more lower margin items. Cigarettes and chewing tobacco. Actually, our unit sales in cigarettes are up about 1.5% year-to-date, which is in contrast to the category as a whole, being down nationwide about 2 to 4%, so we are making some nice strides in that category, all of those went in to pull the margin back from the second quarter last year.

Adam Sindler - Morgan Keegan - Analyst

It was a mix shift.

Bill Walljasper - Casey’s General Stores - CFO

Yes.

Adam Sindler - Morgan Keegan - Analyst

What about the prepared food?

Bill Walljasper - Casey’s General Stores - CFO

On prepared food couple of things going on. First of all, you have the dual-cola program that we implemented, and we knew going into that and making that decision, it would impact negatively the overall growth profit margin of the category but we knew our sales with increase and we were trying to drive sales within the category and gross profit is up nicely from a dollar standpoint in the quarter. That is one of the issues going on and another one would be the supply cost increase that I mentioned early that we incurred about a year ago. We will cycle those here this month and the remainder of the majority those next month and so that will be at our back from a comparative standpoint.

Adam Sindler - Morgan Keegan - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO

We were slow to take price increases up. That was done intentionally. We didn’t certainly want to offend our customer. They were already being pinched due to the higher retail price of gas so we did take it over about a six month period. We took a series in May. We took a small one in July, then again some more in August and recently in November, we took another round of price increases which leads me to be cautiously optimistic that prepared food margin should gain traction and we are seeing that in the latter part of the second quarter, and our October prepared food margin was pushing 63. So we are seeing, I think some benefit going forward.

Adam Sindler - Morgan Keegan - Analyst

Okay. Just, looking at the, I guess it was down about 300 basis points year-over-year. If we could maybe go over the impact of the dual cola versus the supply cost to get a better understanding of how to model this category going forward. What was the impact of the two?

Bill Walljasper - Casey’s General Stores - CFO

50/50.

Adam Sindler - Morgan Keegan - Analyst

About 50/50?

Bill Walljasper - Casey’s General Stores - CFO

Yes.

Adam Sindler - Morgan Keegan - Analyst

And the dual-cola, the fountain soda is 60% margin, is that about right and that’s why it was weighing? Certainly very high margin and less than the overall category.

Bill Walljasper - Casey’s General Stores - CFO

We don’t give the fountain margin out specifically but the fountain margin is in the 60s.

Adam Sindler - Morgan Keegan - Analyst

Okay. And I appreciate it, thanks, Bill.

Bill Wallja sper - Casey’s General Stores - CFO

Thanks, Adam.

Operator

Your next question comes from the line of Karen Short with Friedman Billings Ramsey. Please proceed.

Karen Short - Friedman Billings Ramsey - Analyst

Hey, how are you?

Bill Walljasper - Casey’s General Stores - CFO

How are you.

Karen Short - Friedman Billings Ramsey - Analyst

Good. One clarification, you said tobacco unit sales or unit volume was up how much?

Bill Walljasper - Casey’s General Stores - CFO

1.5%. That is on average, carton movement is up 1% year-to-date.

Karen Short - Friedman Billings Ramsey - Analyst

Wondering if you have any updates on what’s happening with the Workers Opportunity Tax Credit going forward.

Bill Walljasper - Casey’s General Stores - CFO

That’s a great question, by the way, Karen. You saw the effective tax rate to be lower than expected in the quarter, and the intuitive question is what can we expect the remaining six months? Right now, there is no movement on the area and however, if there is a chance that there could be movement in the Worker’s Opportunity Tax Credit in the final two quarters of the fiscal year, if that would happen the effective tax rate for the year would come in closer to the 35% and the year-to-date we are about 36.6%, 36.7%, right in that area.

Karen Short - Friedman Billings Ramsey - Analyst

It would end e full year at 35%?

Bill Walljasper - Casey’s General Stores - CFO

Yes. There is a potential that we could have a lower effective tax rate in the third and fourth quarter if the Workers Opportunity Tax Credit provision gets reinstated and we’re able to take credit for the prior credits that are out there pending.

Karen Short - Friedman Billings Ramsey - Analyst

When do you think you will have more color on whether or not there is likely to be movement.

Bill Walljasper - Casey’s General Stores - CFO

I wish I had a better answer. That is more of a legislative issue. Probably have a better color come third quarter conference call.

Karen Short - Friedman Billings Ramsey - Analyst

Okay. Otherwise 37ish is the right number?

Bill Walljasper - Casey’s General Stores - CFO

I would say to model the rest of the year. Let’s say there’s no extraordinary events, one-time events that have been happening in the six months. Probably closer to 36.5% would be the tax rate we finish the year at.

Karen Short - Friedman Billings Ramsey - Analyst

Okay. And then wondering, you talked in the past taking clearing credit card in house. Is that still in the works next year?

Bill Walljasper - Casey’s General Stores - CFO

We are still looking at and we will have a much better feel on the third quarter conference call and if that is going to come to fruition, I will make that announcement and it looks on all factors from this side, that could be a reality that happens in fiscal ‘08, which if it were to happen, would be a seven digit savings in the operating expense.

Karen Short - Friedman Billings Ramsey - Analyst

Then just turning to interest expense, is it fair to say that you guys have third and fourth quarter would be impacted by two traunches the bond offering and then 50 and then 50 additional in the third and 50 again in the fourth; is that right?

Bill Walljasper - Casey’s General Stores - CFO

That’s correct. The 50, series B and the other 50 traunch of the $100 million private placement is on a delayed drawdown that we would have to take in March. So, we can take it earlier than that if we need it but let’s assume we take it in March and the impact of the interest expense is going to hit in the fourth quarter and going forward.

Karen Short - Friedman Billings Ramsey - Analyst

Okay. Then just turning to gas margins for a second. I mean, obviously it is coming, the pressure is all around. You are seeing it from every type of competitor. Do you think it is coming more from the literally the one or two store operator independents? Because I am trying to get a sense of how long this is sustainable. And then I guess the next part of the question would be, is it, are we still at the same kind of run rate in November and December as we were for the quarter?

Bill Walljasper - Casey’s General Stores - CFO

As far as what is driving the extra competition or ultra competitive environment. I am not sure I have a concrete answer for you. Certainly the independents could be playing into that. I really think it is a matter of the competitive atmosphere on a geography by geography basis, there’ll be certain competitors, whether they are independent or whether they are a larger chain that just drives that in certain areas and you see that in every state that we operate in. I can’t tell you 100% it is related to the smaller onesie, twosie type operators. I can tell you that the Midwest has been impacted and continues to be impacted through the date of November or through the date of the conference call, Karen.

And add more color on the pressure. As you know, there is stability in our gas margin on an annualized basis, and we don’t veer much more than $0.01 off the 10.5, 10.8 historical average and break that down into a quarterly basis, your volatility increases and if you throw some outliers out, we’re going to fall typically on a quarter between 9 and 12 and if you break it down into a monthly, you will get more volatility. Probably closer to the seven to 14 range. To answer your question on a little bit extra color on the margin as it sits through the first half of this quarter, I can tell you, it will be closer to the 9, than it would the 12. At least so far.

Now, as far as the sustainability, I truly believe and you will see it in the Q that comes out Friday, there will be a comment there that we expect the margin will come back into line to the normal range of $0.10 to $0.11 gallon and when that will happen, I can’t tell you that, but I don’t think that the environment we are in right now is any sustainable type environment and I base it on the fact that we have seen pressure of this nature in the 17 years I have been with the Company and as history certainly proves that it does cycle out of that.

Karen Short - Friedman Billings Ramsey - Analyst

What is the longest period of time in the Company’s history where you have seen this last?

Bill Walljasper - Casey’s General Stores - CFO

I mean, the pressures are a little bit different and the longest pressure that I can recall is probably a 26 week period about two years ago. And that is an environment of a slow, steady rise of the wholesale cost that continually put pressure on the margin. That was a, the environment now is a little different and there is more volatility in the movement of wholesales and the competitive atmosphere so I am not sure you can make the direct correlation. But it was about a 26 week period.

Karen Short - Friedman Billings Ramsey - Analyst

Okay. And then turning to prepared food or grocery. Are there any initiatives that you are looking to introduce or roll out in the back half of the year in either category?

Bill Walljasper - Casey’s General Stores - CFO

No, nothing that jumps out. Prepared food category, we always refresh and bring in new items and rotate items. No different, for instance, like what McDonald’s is doing currently. They’re reintroducing their McRib sandwich and trying to add some freshness and some excitement in their offering. And we do similar things on a very regular basis throughout the year where we bring in different type of donuts and pull them out, and same thing with cookies as well. No new initiatives right now that would be, I guess that could significantly —

Karen Short - Friedman Billings Ramsey - Analyst

Noteworthy, right? Okay. Great. Thanks a lot.

Bill Walljasper - Casey’s General Stores - CFO

Thanks.

Operator

Your next question comes from the line of Chuck Cerankosky with Casey’s General Store. Please proceed, sir.

Chuck Cerankosky - FTN Midwest - Analyst

Good morning, everyone, I am with FTN Midwest. I think she said Casey’s General Stores. Bill, when you are looking at the price increases, you talked about in prepared foods, can you give us an idea of how that stage, is it by item, what price increases you are talking about and what items in particular?

Bill Walljasper - Casey’s General Stores - CFO

I don’t have the break down. I can give you the general buckets they go in and the series we took in May was more in the pizza line and our prepared food is really broken in in a general buckets. Fountain, bakery and pizza. Pizza would also incorporate the To Go Cup concepts like popcorn chicken and took a series of those in may. And in July, we increased the refillable mug in our fountain. In August, we took a series of bakery increases and November, increases I mentioned is across the board, primarily more though in the pizza category more than the others. And it would range, from pizza slices to specialty pizzas to the donuts moving up, so it does run the gamut. To Go Cups went up and it does run the gamut, but the increases in total will off set and then some the cost increases that we incurred back in December and January. So, I think that will lend itself to my optimism or cautiously optimistic response as far as our margin trending more upward in the latter part of the second quarter.

Chuck Cerankosky - FTN Midwest - Analyst

Okay. You had said something after August bakery. What did you do after August?

Bill Walljasper - Casey’s General Stores - CFO

We took another series in the first of November. It was relatively across the board in prepared foods. More centered towards the pizza area than anything.

Chuck Cerankosky - FTN Midwest - Analyst

Okay. Any average price increase you can talk about where you were moving these prices up?

Bill Walljasper - Casey’s General Stores - CFO

Probably the way to look at it, look at the price increases and same-store sales number and prepared foods, roughly two to 3% of the number is coming from price increases.

Chuck Cerankosky - FTN Midwest - Analyst

Okay. On your cheese costs, what does your lock in, how does it compare to say what we are going to look into calendar ‘06?

Bill Walljasper - Casey’s General Stores - CFO

It’s a favorable comparison. We are still in the $1.56-pound range and fiscal ‘06 came in $1.61. On average. So we have a favorable comparison. That is not going to be an issue for us through next calendar year. I saw that as a strong positive. That is something, Chuck, that we continue to look at and if we feel there is an opportunity to extend that calendar in ‘07 out further, we’re going to take those opportunities. We certainly want to stabilize that cost and that makes the ability to manage the category much easier.

Chuck Cerankosky - FTN Midwest - Analyst

I, of course, have questions on the gasoline margin. In looking at this cycle, what role do you think some of your competition plays in terms, this would be largely supermarket chains that you run into, and in using gasoline as a loyalty builder.

Bill Walljasper - Casey’s General Stores - CFO

Well, certainly that is an issue. Now the grocery store chains that sell gasoline in our area are more few and far between than what people might anticipate. Just given our small town demographics. We don’t come up against those as maybe a convenience store chain that would be more metropolitan centered and we do come across and regional chains that do sell gasoline, and we have Wal-Marts that sell gasoline in our area and I would say in some areas, that would effect the margin on a downward basis. There are disruptive in that regard. But again, not as impacted as some other chains that center them in the metropolitan.

Chuck Cerankosky - FTN Midwest - Analyst

Is Wal-Mart doing anything particularly different where you compete against them?

Bill Walljasper - Casey’s General Stores - CFO

Not that I am aware of and as far as competing against them with respect to selling gas. We would come up against them in maybe about 50, 60 communities.

Chuck Cerankosky - FTN Midwest -Analyst

All right. Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

Your next question comes from Anthony Lebiedzinski with Sidoti and Company.

Anthony Lebiedzinski - Sidoti & Co - Analyst

Couple of questions. It seemed like the gas environment was rather favorable. Could you talk about what you saw by month as far as gas margin trends and give a little bit more details as far as what you are seeing in terms of gas margins this quarter to date.

Bill Walljasper - Casey’s General Stores - CFO

The first couple of months, Anthony, as you recall my comments in 8-K, that we were in line with our annual goal of $0.108 and we had a relatively, there were ups and downs, but a relatively stable wholesale environment. Roughly about the end of the second half of August, towards the ends of August, you saw a very sharp drop in the wholesales that went through September. And during that period of time, what happened was, any time the wholesale cost dropped sharply, retail will follow very quickly.

So typically in an environment, in a declining wholesale environment. We do benefit and our margins do expand above our historical advantage. We didn’t see the benefit of that type of environment, because of the drastic drop in wholesale and we are talking $0.80, $0.85 drop over about a 4 week period, and contrast to that, last year, we saw wholesales drop after Katrina and that was over roughly about a two month period and we reaped a lot more benefit last year than we did this year, and then towards the tail end of October, we saw wholesales jump back up, and retails quite frankly, didn’t budge and the tail part of our quarter we did come under pressure and obviously October was the month that created the pressure and with respect to the overall gas margins with the second quarter.

Anthony Lebiedzinski - Sidoti & Co - Analyst

Would it be safe to say your October of gas margins were around $0.07 a gallon?

Bill Walljasper - Casey’s General Stores - CFO

Yes, it would be in that area. Putting a quick pencil to it based on what we saw from the first two quarters from my comments. That would be in that area. First two months.

Anthony Lebiedzinski - Sidoti & Co - Analyst

And this current quarter to date, and any specific details you can provide as far as the gas margin.

Bill Walljasper - Casey’s General Stores - CFO

I think I mentioned earlier I will talk on a quarterly basis as opposed to monthly right now, but on a quarterly basis, our margins will fluctuate between 9 and 12 typically, and so far the margin in the month of November is a lot closer to the nine than it is to the 12.

Anthony Lebiedzinski - Sidoti & Co - Analyst

Got it, okay. And even though you have taken some of the price increases for prepared foods, is it safe to say that you expect the overall prepared food margins for this year to be down versus last year.

Bill Walljasper - Casey’s General Stores - CFO

No, I am not willing to say that. I am not willing to say that. We finished at 63 in fiscal ‘06, and our goal is 63.4 for the year and we are currently at 62.2 year-to-date and you see our sales trends in prepared food is significant and we will release next Thursday our same-store sales, and we won’t disappoint anybody across the category, and I am cautiously optimistic that the price increases we have taken in conjunction with the increased sales gives us a continued shot to get back to closer to what we finish in ‘06 and the goal we have established for ‘07. Not saying we are going to get there but I am not willing to change the goal.

Anthony Lebiedzinski - Sidoti & Co - Analyst

Lastly, have you perhaps considered consolidating the number of gasoline suppliers in order to get better pricing?

Bill Walljasper - Casey’s General Stores - CFO

Not to my knowledge. We still, we still deal roughly with about two dozen different suppliers and we think that we need to have those relationships available should any type of supply disruptions occur throughout our Midwest. And we are then able to go and pull off the suppliers.

And when you narrow the suppliers if there is a supply disruption and perhaps they go to an allocation to a branded versus unbranded clients we don’t want to be left out in the cold. Having multiple suppliers is the right way to go for us.

Anthony Lebiedzinski - Sidoti & Co - Analyst

Okay. Thanks.

Bill Walljasper - Casey’s General Stores - CFO

You bet.

Operator

[OPERATOR INSTRUCTIONS]. The next question comes from the line of Karen Howland with Lehman Brothers. Please proceed.

Karen Howland - Lehman Brothers - Analyst

How are you?

Bill Walljasper - Casey’s General Stores - CFO

Doing well. How are you.

Karen Howland - Lehman Brothers - Analyst

Very well. I was looking at the productivity and it came below especially given the ranks of the in store that the Handimart stores you had was there any reason for that. Is there any reason for that?

Bill Walljasper - Casey’s General Stores - CFO

I am not sure what you are modeling on that, but I’ll try to shed some light on that. First of all the Handimart stores certainly are on average doubling the sales volume of our average store and keep in mind, we did not pull in the Handimarts until the first week of October. So they contributed to roughly three weeks of the overall second quarter. And now the Gas ‘N Shop stores, that is probably in your model as well. We are still in the process and towards the final part of that, nearly completed with the remodeling to implement our kitchens into those stores. So I think the bigger impact from Gas ‘N Shop is going to hit in the fiscal ‘08 after those kitchens get up to speed and we offer that service to the communities that perhaps didn’t have the service before. The Handimarts, even though it’s only been 3 weeks, they’ve been performing well and the sales volumes are solid in the three week period. So there might have been a disconnect as to when they came on board within the quarter.

Karen Howland - Lehman Brothers - Analyst

And was there any disruption at all in the Gas ‘N Shop stores when you were installing the kitchens?

Bill Walljasper - Casey’s General Stores - CFO

No, they have been right on schedule. We planned on putting in the kitchens in, in a 12 month period subsequent to the closing of the acquisition and that is fast approaching. Because we completed that acquisition in February. We are right on course with that. And I don’t see any disruption.

Karen Howland - Lehman Brothers - Analyst

I meant in the stores, is there any —

Bill Walljasper - Casey’s General Stores - CFO

I can’t say that for sure and intuitively, there could be some, when you’re doing remodeling, there could be some negative backlash and nothing I could put my figure finger to.

Karen Howland - Lehman Brothers - Analyst

Now that you have the handy mart stores in your control. Anything with the QSRs or rebrand them at this point?

Bill Walljasper - Casey’s General Stores - CFO

Actually the QSRs, we are now a franchisee of Blimpie and A&W Root Beer, and believe we have 10 Blimpies and one A&W that we are now franchising. What we felt was this, Karen, that the boxes are big enough to add our prepared food operation to complement the Blimpie sandwich program and we do have a sub sandwich program. Albeit not as strong as the Blimpie program, and not as well known at this point. So we think we have an opportunity here to really enhance the whole food court concept within those locations.

So we are excited about that new initiative and would not look for us to go out start branding restaurants by any means, but we felt it was a unique opportunity, very inexpensive opportunity to see if we could co-exist with the quick serve restaurant and as you look at the larger acquisitions a lot of them are branded with some kind of quick serve restaurants and we didn’t want to discard those operations because they quick serve restaurant going forward. So we think that really we are working on perhaps a business model that could co-exist with that type of scenario.

Karen Howland - Lehman Brothers - Analyst

And as far as rebranding the stores to Casey’s?

Bill Walljasper - Casey’s General Stores - CFO

We will do that eventually, and we are not in any hurry to do that. Because the Handimart brand is a well known brand in the communities. I would look to the end of the fiscal year or the end of next fiscal year to make the conversion over to Casey’s General Stores.

Karen Howland - Lehman Brothers - Analyst

Thanks so much.

Bill Walljasper - Casey’s General Stores - CFO

Thank you.

Operator

Your next question comes from the line of Mark Husson with HSBC. Please proceed, sir.

Mark Husson - HSBC - Analyst

Couple of questions about acquisitions. First one, you are getting insight as to how blimpies works and how that business model differs from your own. What else have you found in the acquisitions you made recently that you were able to learn from or are they always less well run. Less good at space management less good at procuring and less good at distribution.

Bill Walljasper - Casey’s General Stores - CFO

We bring efficiencies in all the things you mentioned, Mark. But the things that we have learned, just off the top of my head, first of all, we are looking at the quick serve restaurants as a potential to co-exist and also, the for instance, the gas Gas ‘N Shop, acquisition, they own their ATM and that was a revenue stream for them and not just a service that was put into a store. We are doing a, I guess you look at it from what we are learning from it, that is one aspect we are learning from that, looking at whether or not it is possible for us to own the ATMs and have another source of revenue stream throughout the 1400-plus locations. We have that out experiment and doing quite well and that is something potentially that ramped out.

Probably one of the bigger things we talked about how to do with the dual cola program. We had Pepsi in our fountains up in the state of Wisconsin for a couple of years and we knew the Pepsi sales, they were higher in the fountain sales than the remaining stores in the nine state area and when we took over the Gas ‘N Shop and really dug into the financials, it became very apparent their fountain sales would double, on average, our fountain sales in the state of Nebraska. And that was some what of the straw that broke the camel’s back to make the move into a dual cola program.

We are learning more and more and learning a little bit on the coffee program with Handimart. They have a wide product offering in the coffee program and we are taking a look at that and see if we can dovetail that in our operations. It as little here and little there.

Mark Husson - HSBC - Analyst

Looking at things you buy, is it fair to say you can add, three, 400 basis parts to the gross margin over time.

Bill Walljasper - Casey’s General Stores - CFO

That’s going to fluctuate by acquisition, but I think you are headed down the right path simply because we have self-distribution and we do have buying efficiencies and that would be the biggest and most immediate synergy we bring to an acquisition is that we do have the buying power advantage and then obviously the second would be the addition of the proprietary prepared food program and you are on the right track.

Mark Husson - HSBC - Analyst

Thank you very much.

Bill Walljasper - Casey’s General Stores - CFO

You bet, Mark.

Operator

Your next question comes from the line of Lee Giordano with Merrill Lynch. Please proceed.

Lee Giordano - Merrill Lynch - Analyst

Hi, Bill.

Bill Walljasper - Casey’s General Stores - CFO

How are you doing?

Lee Giordano - Merrill Lynch - Analyst

Good. One more question on the gas margins. Is there a structural difference in the Midwest versus maybe say the southeast or other areas of the country that limits your abilities to have higher gas margins, I am trying to see what the difference might have been where the pantry got very good gas margins at certain points in September, whereas you didn’t get as much.

Bill Walljasper - Casey’s General Stores - CFO

You are right on point. It is based on geography and we do have a lot of sell side and buy side analysts that follow Opus rack to retail information on a state by state and region by region. If you look at the information, during whatever period of time that you’re looking at, and take September or August, for instance, you are definitely going to see a substantial differential on the rack to retail margin in the Southeast where The Pantry is located versus the Midwest. That has been that way for quite some time. It is also the case on the west and the southwest.

During the period of August, September, they were experiencing some very large margins, I am not saying the rack to retail margins specifically correlates to our gas margin, or specifically correlates to the Pantry’s margin, but it certainly is a directional indicator of where they are heading in their margin in relationship, or where we are heading in our margin in relationship to our historical average. To give you further explanation. Take the last couple of weeks of August, this is probably true for September. The rack to retail margins in the southeast were nearly double than the rack to retail margins in the Midwest.

Lee Giordano - Merrill Lynch - Analyst

Any reason, can you point to any structural difference that the Midwest would be lower?

Bill Walljasper - Casey’s General Stores - CFO

Supply of the product. It is the different competitive landscape in the Midwest than it would be in the other parts of the country.

Lee Giordano - Merrill Lynch - Analyst

Right.

Bill Walljasper - Casey’s General Stores - CFO

And I don’t have a sound answer of whether that is coming from the onesie twosie mom and pop independents, or whether that’s more pressure from the larger operators like the Exxons or the Chevrons in our areas but the fact remains the Midwest happens to be month in and month out, typically a more competitive region for the margins. And in fact, the retails, not too long ago, were the lowest retail in the nation.

Lee Giordano - Merrill Lynch - Analyst

Right. Okay. Then just secondly on the acquisition environment, how are you seeing the opportunities out there in terms of availability of stores, quality, and then also pricing.

Bill Walljasper - Casey’s General Stores - CFO

I think the pipeline is favorable and continues to be strong. We see that pipeline is not going to be dry for quite some time. I think some of the more difficult management areas of our business, certainly are maybe prompting some of the smaller operators to get out of business and creates opportunities for us. The pipeline continues to be strong and that is viable for us in the next year and even with our nine state area. As far as the pricing, we don’t necessarily give out the multiple that we pay, but I don’t see those changing, going forward. I think there is still good buying opportunities out there.

Lee Giordano - Merrill Lynch - Analyst

Great, thanks a lot.

Operator

Your next question is a follow up question from the line of Chuck Cerankosky. Please proceed, sir.

Chuck Cerankosky - FTN Midwest - Analyst

Bill, I would like to perhaps intertwine the gasoline margin conversation with the acquisition supply issue, are you saying some of the smaller operators perhaps and maybe we are talking anything smaller than 50 stores and correct me if that’s a bad kind of cut off number to use, but are you seeing operators of that size more likely to sell because of what is happening to gasoline margins and their market share?

Bill Walljasper - Casey’s General Stores - CFO

Definitely part of it and substantial part of it. There is obviously increased volatility in the gas environment over the last 18 months and it is increasingly more challenging to manage the gasoline segment of the C-store business. And so, obviously, when you are not moving as much gas, you may miss out on opportunities from a buying standpoint, and it does create more challenges from a small operator. That is one of them. And that coupled with higher credit card fees. And eating into their gross profit and even the retail were flat this year in the cigarette area and they have been coming down the last three years and they could come down in the upcoming years and all of those things are putting pressure on operators. And even earlier in the call, Chuck, there was conversation about the big box retailers. It might have been you asking questions about the grocery store chains getting in into the gasoline business and they are putting pressure on people as well that are closer to the metropolitan communities and that does create opportunities for us.

Chuck Cerankosky - FTN Midwest - Analyst

Thank you.

Bill Walljasper - Casey’s General Stores - CFO

You are welcome.

Operator

The next question is a follow up question from Karen Short from Friedman Billings Ramsey.

Karen Short - Friedman Billings Ramsey - Analyst

Not to beat a dead horse here but I am curious on the gas. Would you ever consider, well two questions. Would you ever consider going to long term supply contracts and do you see that as potentially being something that might help your margins?

Bill Walljasper - Casey’s General Stores - CFO

I am not sure we’d look at long term supply contract. Again, that comes back to potential concerns about disruption in the nine state and getting product. Now, we do have supply agreements to pull a minimum amount of gallons from some of the suppliers and we do have that and that does create some form of stability in relationship with the suppliers. I will never say never on that. It is something I don’t see in the near future but could be an internal conversation that we look at from time to time.

Karen Short - Friedman Billings Ramsey - Analyst

Okay. I guess the other thing. I am just wondering. Obviously you have such a strong prepared food offering and it seems like you are a destination because of that. Regardless of what is happening at the pump. I guess I am wondering if you would ever consider becoming more of a price leader, a leader in gas versus being a price taker given the strength of your banner.

Bill Walljasper - Casey’s General Stores - CFO

I would not look for that to happen in the future. Things would have to change philosophically for us. And the reason that obviously we follow the market, in our given geographic areas, we certainly want our customers to know, and we rely heavily on repeat customers we want them to know when they come to Casey’s, we will have the lowest cost gasoline and you don’t have to go searching to save $0.02 or $0.05. The reason we do that is because obviously three-quarters of our gross profit comes from inside the store and certainly want to make sure that they are comfortable coming to the store for the number-one destination item, and that is gas, and then in turn, coming into the store and buying a more profitable item for us like a slice of pizza or donut.

Karen Short - Friedman Billings Ramsey - Analyst

Just thought I would ask.

Bill Walljasper - Casey’s General Stores - CFO

Okay.

Operator

At this time there are no questions in queue. I would like to turn the call back over to Mr. Walljasper for closing remarks.

Bill Walljasper - Casey’s General Stores - CFO

Thank you, everyone for joining us this morning. Just as another reminder, we will release same-store sales for the month of November next Thursday, December 14th. Thank you and have a good day.

Operator

Ladies and gentlemen, this concludes the presentation. You may now disconnect. Thank you, and have a good day.

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